Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT

This AGREEMENT, effective as of February 1, 2002 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Amherst campus, and Advanced Cell Technology, Inc. (“Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, the University owns certain intellectual property, including patent rights, relating to the cloning of non-human animals;

WHEREAS, Company is interested in obtaining a license to develop and commercialize that intellectual property;

WHEREAS, the University is interested in granting a license to Company for the development and commercialization of that intellectual property; and

WHEREAS, a license to the intellectual property to Company would support the goals of the University as a publicly supported research institution.

THEREFORE, University and Company agree as follows:

1. Definitions.

1.1. “Combination Product” means a product that contains a Licensed Product component and at least one other essential functional component.

1.2. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential.  Confidential Information includes, without limitation, any diligence reports furnished to University under Section 3.1. and royalty reports furnished to University under Section 5.2.

1.3. “Field” means non-human animals for agriculture, companion animals, research and diagnostic products, non-human and human therapeutics, and nutriceuticals, except production of immunoglobulin in the blood of Bos taurus and Bos indicus.

1.4. “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more claims under the Patent Rights.

1.5. “Licensed Service” means any service that cannot be developed or performed without using at least one process that infringes one or more claims under the Patent Rights.

1.6. “Net Sales” means the gross amount billed or invoiced on sales by Company and its Sublicensees of Licensed Products and Licensed Services, less the following: (a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Licensed Service which is paid by or on behalf of Company; and (d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

In any transfers of Licensed Products between Company and a Sublicensee, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party.  If Company or a Sublicensee receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales are calculated based on the fair market value of that consideration.  If Company or its Sublicensees use or dispose of a Licensed Product in the provision of a commercial service other than a Licensed Service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i) If all components of the Combination Product were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product Components; or

(ii) If all components of the Combination Product were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royally Period and D is the aggregate fully absorbed cost of the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

1.7. “Patent Rights” means (a) the invention disclosures listed on Exhibit A and (i) any United States patent applications filed for those invention disclosures, (ii) any divisional or continuation application of those applications, (iii) any continuation-in-part application to the extent the claims are directed to subject matter specifically described in those applications, (iv) any patents issued on those applications, (v) any reissues or reexaminations of those patents, and (vi) any foreign counterparts to those patent applications and patents and (b) the United States patent applications listed on Exhibit A and (i) any divisional or continuation application of those applications, (ii) any continuation-in-part applications to the extent the claims are directed to subject matter specifically described in those applications, (iii) any patents issued on these patent applications, (iv) any reissues or reexaminations of those patents, and (v) any foreign counterparts to those patents and patent applications.  Exhibit A shall be periodically amended to include any additional Patent Rights that may arise.

1.8. “Prior License Agreement” means the Exclusive License Agreement between Company and the University dated April 16,1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1997, the Second Amendment to Exclusive License Agreement dated May 31, 2000, and the Third Amendment to Exclusive License Agreement dated September 19, 2002.

1.9. “Related Technology” means know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which have been developed by the University inventors as of the Effective Date and which are owned by University.

1.10. “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used or the first Licensed Service is performed and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.11. “Sublicense Income” means consideration that Company receives for the transfer or use of rights that are granted to Company under Section 2.1., including without limitation license fees, milestone payments, royalties, equity payments, up front fees, success fees, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, and (b) payments specifically committed to the development of Licensed Products or Licensed Services.

1.12. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

2. Grant of Rights.

2.1. License Grants.

(a) Exclusive Rights.  University grants to Company an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights to develop, make, have made, use, sell, offer to sell, import, and export Licensed Products in the Field and to develop and perform Licensed Services in the Field, except for Licensed Products and Licensed Services involving production of immunoglobulin in the blood of Leporidae.

(b) Non-exclusive Rights.  University grants to Company a non-exclusive, worldwide, royalty-bearing license (with the right to grant sublicenses) under its commercial rights in the Patent Rights to develop, make, have made, use, and sell Licensed Products consisting of immunoglobulin produced in the blood Leporidae and to develop and perform Licensed Services relating to immunoglobulin produced in the blood of Leporidae.

2.2. Sublicenses.  Company may grant sublicenses of its rights under Section 2.1 only in accordance with the following requirements:

(a) Company shall provide a draft copy of any sublicense agreement to the University at least thirty (30) days before execution to allow the University to comment on the terms of the sublicense.

(b) Company shall provide a fully executed copy of all sublicense agreements within thirty (30) days after execution.

(c) Company shall report to University annually regarding the progress of Sublicensees in developing Licensed Products.

(d) Company shall manage Sublicensees’ development efforts under the sublicenses to ensure reasonable and continuous progress in developing Licensed Products to commercial application.

(e) All sublicense agreements shall expressly bind Sublicensees to the terms of the License Agreement.

(f) Company remains primarily accountable for performance of all sublicense agreements and for termination of Sublicensees that fail to make diligent progress in achieving commercial application of Licensed Products.

(g) Company may not transfer the right to grant further sublicenses in sublicense agreements, unless the sublicense agreement grants the exclusive right to practice the technology in a limited field.  Company may not grant Sublicensees the right to transfer sublicensing rights to their Sublicensees. By way of illustration, Company may transfer the right to grant sublicenses to X Corporation in a limited field of use. X Corporation may grant a sublicense to Y Corporation, but Y Corporation may not under any circumstances grant a sublicense to any other entity without the prior written consent of Company and the University, which consent may be granted in the Company’s and the University’s discretion.

(h) Company shall require in every sublicense agreement the express, written and discretionary consent of Company for any assignment of the sublicense to a different entity.

(i) Company shall require in every sublicense agreement the receipt of fair value (which may be in the form of royalties, lump sum payments, or equity) in exchange for the sublicense.

2.3. Retained Rights.

(a) University.  University retains the right to make and use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company.  University may license its retained rights under this Section to research collaborators of University faculty members, post-doctoral fellows, and students.

(b) Federal Government.  To the extent chat any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.  Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform with those laws and regulations, the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 10.11.

(c) Other Organizations.  To the extent that any invention claimed in the Patent Rights has been funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in Patent Rights are subject to and governed by the terms of the applicable research grant.  If any term of this Agreement fails to conform with those terms, the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 10.11.

2.4 Technology Transfer.  Promptly after the Effective Date, the University shall provide Company with Related Technology in its possession.

3. Company Obligations Relating to Commercialization.

3.1. Diligence Requirements.  Company shall use diligent efforts, or shall cause its Sublicensees to use diligent efforts, to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market.  Thereafter, Company or its Sublicensees shall make Licensed Products or Licensed Services reasonably available to the public.  Specifically, Company shall fulfill the following obligations:

(a) Within sixty (60) days after April 16 of each year, Company shall furnish University with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures.  The report shall also contain a discussion of intended efforts and sales projections for the current year.

(b) Company shall support filing, prosecution, and maintenance of the Patent Rights in the United States, Japan, Canada, Europe, Australia, and New Zealand.  The University will consider in good faith whether to waive this requirement with respect to one or more Patent Rights in one or more countries, if Company shows that there is inadequate economic justification for fulfilling the requirement.

(c) Company shall spend at least Two Hundred Thousand Dollars ($200,000) per year for the first three years of the term of this Agreement on research and development at Company directed to the commercialization of the Patent Rights.

(d) For each Licensed Product or Licensed Service that requires United States Food and Drug Administration (FDA) approval, Company shall use diligent efforts in filing the appropriate application.

(e) Within three (3) months after the issuance of United States government regulations on cell-based human therapeutic products, Company and University shall determine in good faith diligence requirements for Licensed Products and Licensed Services that demonstrate reasonable and continuous development and progress toward commercialization.  If the United States government has not issued regulations on cell-based human therapeutic products before two (2) years after the Effective Date, Company and University shall determine in good faith diligence requirements based on the reasonable business plans of the Company.

The diligence requirements shall include specific dates that correspond to selected milestone events described in Section 4.3. At least two (2) times per year, Company shall notify the University of the status of United States government regulations on cell-based human therapeutic products.

If University determines that Company has not fulfilled its obligations under this Section 3.1., University shall furnish Company with written notice of the determination.  Within sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license into a non-exclusive license and grant additional licenses to third parties to the Patent Rights in the Field.

3.2. Indemnification.

(a) Indemnity.  Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement.  However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b) Procedures.  The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim.  The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement).  However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of the Indemnitee and any other party represented by that counsel.  Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

(c) Insurance.  Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence.  Company shall provide University, upon request, with written evidence of insurance or self-insurance.  Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or Sublicensee continues (a) to make, use, or sell a product that was a Licensed Product under this Agreement or (b) to perform a service that was a Licensed Service under this Agreement, and thereafter for a period of five (5) years.

3.3. Use of University Name.  In accordance with Section 7.3., Company and its Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products or Licensed Services.

3.4. Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.5. Compliance with Law.  Company shall comply with, and shall ensure that its Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a) Company or its Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or Sublicensee intends to make, use, or sell Licensed Products or to perform Licensed Services.

(b) Company and its Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  Company hereby gives written assurance that it will comply with and will cause its Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any violation.

(c) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4. Consideration for Grant of Rights.

4.1. License Fee.  In partial consideration of the rights granted Company under this Agreement, Company shall pay to University on the Effective Date a license fee of Fifteen Thousand Dollars ($15,000). The license fee payment is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.2. Equity.  In partial consideration of the rights granted Company under this Agreement, Company shall issue to University Seventy-Three Thousand Two Hundred Sixty-Three (73,263) shares of common stock of Company (the “Shares”), which represents the equivalent of five percent (5%) of Company’s holdings of the issued and outstanding common stock of Cyagra, Inc.  Any error in calculation of the number of shares shall be corrected to equal five percent (5%) of Company’s holdings in Cyagra, Inc.  Within thirty (30) days after the Effective Date of this Agreement, Company shall deliver to the University one or more Stock certificates representing the Shares, such stock certificate(s) to be issued in the name of the University.  In connection with the equity consideration described above, the University represents, warrants, and covenants as set forth in Exhibit B attached hereto.

4.3. Milestone Payments.  Company shall pay University the following milestone payments within thirty (30) days after the occurrence of each event:

Event	Amount
Completion of Each Phase I Clinical Trial in the Field of Human Therapeutics	$100,000.00
Completion of Each Phase II Clinical Trial in the Field of Human Therapeutics	$200,000.00
Completion of Each Phase III Clinical Trial in the Field of Human Therapeutics	$300,000,00
Introduction to Market of Each Licensed Product in the Field of Human Therapeutics	$1,000,000.00
Introduction to Market of First Licensed Product in a Non-Human Therapeutic Field of Use	$30,000.00

These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement.

4.4. Royalties.

(a) Base Royalty.  In partial consideration of the rights granted Company under this Agreement, Company shall pay to University the following royalty rates on Net Sales of Licensed Products and Licensed Services, including products that are composed of, made in, derived from, extracted from, or isolated from cells or tissues of Licensed Products by Company (but not by Sublicensees):

i.                                          1.5% for use primarily in agriculture (e.g., pigs, poultry, cattle);

ii.                                       1.5% for use primarily in companion animals (e.g., dogs, cats, horses);

iii.                                    1.5% for use primarily in research and diagnostic products;

iv.                                   2.0% for use primarily in human therapeutics;

v.                                      1.5% for use primarily in fields not specified above.

(b) Multiple Royalty.  Company is required to pay only one royalty with respect to a Licensed Product or Licensed Service regardless of the number of patents or patent applications included within the Patent Rights whose claims cover that Licensed Product or Licensed Service.

(c) Multiple Royalty – Prior License Agreement.  If a Licensed Product or Licensed Service includes patent rights as defined in the Prior License Agreement, Company is required to pay the royalties that are required under this Agreement in addition to the royalties that are required under the Prior License Agreement. However, notwithstanding the previous sentence, for Licensed Products or Licensed Services for use primarily in human therapeutics, the maximum total royalty due is six percent (6%).

(d) Royalty Reduction.  If University grants additional licenses to third parties pursuant to Section 3.1., the royalty rates set forth in Subsection 4.4.(a) shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other licensee of the Patent Rights during the term of the non-exclusive license.

4.5. Minimum Royalty.  In each year during the term of this Agreement, Company shall pay to the University the following minimum royalty payments:

Date Due	Amount
First Anniversary	$15,000.00
Second Anniversary	$15,000.00
Third Anniversary	$20,000.00
Fourth Anniversary	$25,000.00
Fifth Anniversary and thereafter	$45,000.00

Company shall pay the minimum royalty payments to the University within sixty (60) days after the applicable anniversary of the Effective Date.  If the actual royalty payments to University in any year are less than the minimum royalty payment required for that year, Company may pay University the difference between the actual royalty payment and the minimum royalty payment in full satisfaction of its obligations under this Section, provided the minimum payment is made to University within sixty (60) days after the applicable anniversary of the Effective Date. Waiver of any minimum royalty payment by University is not a waiver of any subsequent minimum royalty payment.  If Company fails to make any minimum royalty payment within the sixty-day period, that failure is a material breach of its obligations under this Agreement, and University may terminate this Agreement in accordance with Section 8.3.

4.6. Sublicense Income.  Company shall pay University a total of eighteen percent (18%) of all Sublicense Income.  Sublicense Income is due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee.

4.7. Third-Party Royalties.  So long as Company remains the only licensee of the Patent Rights in the Field, in the event that Company is legally required to make royalty payments to one or more third parties in order to make, use, or sell Licensed Products or to perform Licensed Services, Company may offset a total of fifty percent (50%) of third-party payments against any royalty payments that are due to University in the same Royalty Period.  However, the royalty payments under Section 4.4, may never be reduced by more than fifty percent (50%) in any Royalty Period.  However, in no event may the royalty payments under Section 4.4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced below the greater of (a) fifty percent (50%) of the royalty rate set forth in Section 4.4(a) or (b) a royalty rate of two percent (2%) of Net Sales. Company may carry forward any unused credits or offsets for use in subsequent Royalty Periods during the term of this Agreement.

5. Royalty Reports; Payments; Records.

5.1. First Sale.  Company shall report to University the date of first commercial sale of each Licensed Product and the date of first commercial performance of each Licensed Service within thirty (30) days after occurrence in each country.

5.2. Reports and Payments.  Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(a) the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company in the provision of Licensed Services and other services in each country;

(b) the number of Licensed Services provided by Company in each country;

(c) the gross sales price for each Licensed Product and the gross charge for each Licensed Service by Company during the applicable Royalty Period in each country;

(d) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(e) total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(f) Sublicense Income due to University for the applicable Royalty Period from each Sublicensee.

If no royalties are due to University for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period.  Payments should be sent to the following address:

University of Massachusetts

Office of Commercial Ventures and Intellectual Property

One Beacon Street, 26th Floor

Boston, Massachusetts 02108

Attention: William Rosenberg, Executive Director

5.3. Payments in United States Dollars.  All payments due under this Agreement are payable in United States dollars.  Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period.  Payments shall be without deduction of exchange, collection, or other charges.

5.4. Payments in Other Currencies.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction, within the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates.  However, if University fails to designate a payment method within thirty (30) days after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

5.5. Records.  Company shall maintain and shall cause its Sublicensees to maintain complete and accurate records of Licensed Products and Licensed Services that are made, used, sold, or performed under this Agreement and any amounts payable to University in relation to Licensed Products and Licensed Services, which records shall contain sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement, The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  If any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of the audit.  University may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

5.6. Late Payments.  Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest to the extent permitted by law at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

5.7. Method of Payment.  All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below.  Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

5.8. Withholding and Similar Taxes.  Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University.

6. Patents and Infringement.

6.1. Responsibility for Patent Rights.  Company has primary responsibility at its own expense for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to the University.  Company shall consult with University as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish University with copies of relevant documents reasonably in advance of consultation.

6.2. Abandonment.  If Company desires to abandon any patent or patent application included in the Patent Rights, or if Company declines to assume responsibility for obtaining patent protection for any invention described in Exhibit A, Company shall provide University with reasonable prior written notice of the intended abandonment or declination of responsibility.  In that case, Company loses all rights under this Agreement with respect to those Patent Right(s), and the University may pursue patenting at its own expense and dispose of the Patent Right(s) as it sees fit.

6.2. Cooperation.  University and Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights.  Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of University or Company to execute papers and instruments as reasonable and appropriate to enable Company or University to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing Company or the University of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3. Infringement.

(a) Notification of Infringement.  Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b) Company Right to Prosecute.  So long as Company remains the only licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights.  Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest.  Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of University, which consent may not be unreasonably withheld or delayed.  Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award. Company may offset a total of fifty percent (50%) of any expenses incurred under this Subsection against any royalty payments due to University under this Agreement.  However, royalty payments under Section 4.4., may never be reduced by more than fifty percent (50%) in any Royalty Period.

(c) University as Indispensable Party.  University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

(d) University Right to Prosecute.  If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University.

(e) Cooperation.  Both parties shall cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing assistance.

7. Confidential Information; Publications; Publicity.

7.1. Confidential Information.

(a) Designation.  Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure.  The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b) Obligations.  For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c) Exceptions.  The obligations of the Receiving Party under Subsection 7.l.(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d) Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party.  Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2. Publications.  University and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

7.3. Publicity Restrictions.  Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University.  The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.

8. Term and Termination.

8.1. Term.  This Agreement commences on the Effective Date and remains in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for a period of ten (10) years after the Effective Date if no patents have issued within the Patent Rights within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

8.2. Voluntary Termination by Company.  Company may terminate this Agreement for any reason upon ninety (90) days prior written notice to University.

8.3. Termination for Default.  If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach.

8.4. Force Majeure.  Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperfoming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5. Effect of Termination.  The following provisions survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.5., 6.4., 7.1., 7.3., 8.5., and 10.9. Upon the early termination of this Agreement, Company may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

9. Dispute Resolution.

9.1. Procedures Mandatory.  The parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement.  However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties.  If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2. Dispute Resolution Procedures.

(a) Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b) Mediation.  If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall to engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.

(c) Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute.  However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.

9.3. Preservation of Rights Pending Resolution.

(a) Performance to Continue.  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.  However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b) Provisional Remedies.  Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c) Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending.  The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.

10.1. Representations and Warranties.  University represents that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product or Licensed Service will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2. Compliance with Law and Policies.  Company agrees to comply with applicable law and the policies of University in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur.  The University policies currently in effect at the Amherst campus are the Intellectual Property Policy. Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities, current copies of which the University has provided to Company.

10.3. Tax-Exempt Status.  Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended.  Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds.  If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.

10.4. Counterparts.  This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.

10.5. Headings.  All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

10.6. Binding Effect.  This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

10.7. Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.

10.8. Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

10.10. Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:		If to Company:

Office of Commercial Ventures and Intellectual Property University of Massachusetts Amherst Goodell Building, Room 512 Amherst, MA 01003-3290		Advanced Cell Technology, Inc. One Innovation Drive Worcester, MA 01605

Attention:	E. Bradley Moynahan	Attention:	Michael D. West, Ph.D.
	Director		President & CEO

notices under this Agreement are effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

10.11. Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this

Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

10.12. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William S. Rosenberg	By:	/s/ Michael West
	William S. Rosenberg		Michael West
President and CEO
Executive Director, Office of Commercial Ventures and Intellectual Property

Date:	3/27/03	Date:	3-31-03